Exhibit 10.3

June 24, 2015

Jerry D. Geist

11500 Del Ray NE

Albuquerque, NM  87122

Dear Jerry:

This letter agreement (this “Agreement”) confirms that, effective as of the initial closing of the Apollo investment currently scheduled for June 24, 2015 (the “Effective Date”), you will assume the honored position of Director Emeritus of the Board of Directors of CH2M HILL Companies, Ltd., a Delaware corporation (the “Company”).  In this position, you will be invited to attend and provide counsel at meetings of the Board of Directors, at the discretion of the Board, until March 15, 2017 (“the Term”).  The Term may be terminated earlier at any time by you or by the Company by written notice to the other.  Aside from attending and providing counsel at meetings of the Board of Directors, you will also continue to provide counsel to me, in my role as Chairman and Chief Executive Officer, and other members of the Company’s leadership team, as you have done so well for so many years as a member of our Board of Directors.  As Director Emeritus, you will not be a voting member of the Board, and thus you will not have the fiduciary responsibilities of board membership, nor will you have any rights of an elected or appointed director of the Company.

In consideration for rendering the Services during the Term, the Company will pay you a quarterly consulting fee of $28,750 through March 1, 2016, and a quarterly consulting fee of $48,500 for the remaining four quarters of the Term, each quarterly installment to be paid on the following bases:

•	$28,750 to be paid on September 1, 2015

•	$28,750 to be paid on December 1, 2015

•	$28,750 to be paid on March 1, 2016

•	$48,500 to be paid on June 1, 2016

•	$48,500 to be paid on September 1, 2016

•	$48,500 to be paid on December 1, 2016

•	$48,500 to be paid on March 1, 2017

In no event will the aggregate consulting fee paid to you pursuant to this Agreement exceed $280,250.

You will be entitled to reimbursement for all reasonable business expenses, including reasonable business travel expenses that you incur during the Term in carrying out the Services.  Please promptly provide us with customary documentation of such expenses and we will promptly reimburse you.

In performing the Services, you will be an independent contractor of the Company on a “fee for service” basis.  Nothing in this Agreement shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.

You will be solely responsible for any and all income, unemployment, social security, worker’s compensation, FICA or any other taxes or amounts payable with respect to the compensation paid or provided to you pursuant to this Agreement.  You are not entitled to worker’s compensation benefits or unemployment compensation benefits provided by the Company.  The Company will not contribute to a state unemployment fund for you.

In the course of performing the Services, you will have access to nonpublic, proprietary or confidential information of the Company and its affiliates.  You agree that you will maintain all such information in confidence.

This Agreement contains the entire, final agreement between you and the Company and it can only be modified in writing by you and by me in my role as Chairman and Chief Executive Officer.

This Agreement shall, without regard to principles of conflict of laws, be governed by the laws of the State of Colorado.

This Agreement may be executed in counterparts.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

This Agreement shall be construed and interpreted so as to avoid any tax, penalty or interest under Section 409A of the Internal Revenue Code.

Thank you, Jerry.

Sincerely,

/s/ Jacqueline C. Hinman
Jacqueline C. Hinman
Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Jerry D. Geist
Jerry D. Geist